                                                                    Exhibit 99.1

TECUMSEH PRODUCTS COMPANY REPORTS SECOND QUARTER 2007 RESULTS

Tecumseh, Michigan, August 9, 2007 .... Tecumseh Products Company (NASDAQ-TECUA,
TECUB) announced today its 2007 second quarter consolidated results as summarized in the following Consolidated Condensed Statements of Operations.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                         Three Months Ended    Six Months Ended
                                                              June 30,             June 30,
                                                         ------------------   ------------------
(Dollars in millions except per share amounts)             2007      2006       2007       2006
                                                         -------   --------   --------   -------
NET SALES                                                $ 350.7   $ 349.4    $  707.9   $ 686.4
   Cost of sales                                           323.3     333.7       651.9     649.4
   Selling and administrative expenses                      34.7      34.3        70.4      71.2
   Impairments, restructuring charges and other items        0.9       2.7        (0.5)      3.2
                                                         -------   -------    --------   -------
OPERATING LOSS                                              (8.2)    (21.3)      (14.0)    (37.4)
   Interest expense                                        (10.3)     (7.0)      (18.9)    (11.1)
   Interest income and other, net                            1.8       3.1         3.7       8.3
                                                         -------   -------    --------   -------
LOSS FROM CONTINUING OPERATIONS BEFORE TAXES               (16.7)    (25.2)      (29.2)    (40.2)
   Tax benefit                                              (2.2)     (6.9)       (3.2)     (9.6)
                                                         -------   -------    --------   -------
LOSS FROM CONTINUING OPERATIONS                            (14.5)    (18.3)      (26.0)    (30.6)
                                                         -------   -------    --------   -------
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX     (73.7)     52.2       (79.0)     51.9
                                                         -------   -------    --------   -------
NET INCOME (LOSS)                                         ($88.2)  $  33.9     ($105.0)  $  21.3
                                                         -------   -------    --------   -------
BASIC AND DILUTED INCOME (LOSS) PER SHARE:
CONTINUING OPERATIONS                                     ($0.78)   ($0.99)     ($1.40)   ($1.66)
                                                         -------   -------    --------   -------
DISCONTINUED OPERATIONS                                   ($3.99)  $  2.82      ($4.28)  $  2.81
                                                         -------   -------    --------   -------
NET INCOME (LOSS) PER SHARE                               ($4.77)  $  1.83      ($5.68)  $  1.15
                                                         -------   -------    --------   -------
WEIGHTED AVERAGE SHARES (in thousands of shares)          18,480    18,480      18,480    18,480
                                                         =======   =======    ========   =======

     Consolidated net sales from continuing operations in the second quarter of 2007 increased to $350.7 million from $349.4 million in 2006. Sales increases attributable to the Compressor segment ($23.7 million, of which $19.6 was due to the effect of currency translation) were offset by a substantial decline ($22.4 million) in sales in the Engine & Power Train segment.

     Consolidated net loss from continuing operations for the second quarter of 2007 was $14.5 million ($0.78 per share) compared to net loss of $18.3 million ($0.99 per share) in the second quarter of 2006. The change in pretax operating loss, excluding impairments, restructuring charges, and other items, reflected a $11.3 million improvement. Improvements in productivity and purchasing costs contributed $13.0 million to 2007 second quarter results. Increases in selling price, net of volume impacts, also improved results by $8.4 million when compared to the 2006 second quarter. In addition, net losses of $1.7 million by our Brazilian engine subsidiary, TMT Motoco, were recorded in 2006; since TMT Motoco is no longer included in results from operations, and instead accounted for under the equity method, no similar results were reported in the second quarter of 2007. However, the higher cost of copper and other commodities created an unfavorable variance of $6.7 million in the second quarter of 2007, and unfavorable trends in foreign currency exchange resulted in a $5.4 million decline when compared to the prior year.

     Included in the variances discussed above were increases in Selling, General & Administrative ("SG & A") expense of $0.4 million. Reductions in SG & A were attributable to overhead cost improvements that resulted from our restructuring efforts over the past year, particularly at the Engine & Power Train group, although these advances were somewhat offset by costs associated with professional fees. Fees paid to AlixPartners were reduced over the prior year; $2.2 million was expensed in the second quarter of 2007 for AlixPartners services, including the services of James Bonsall, while $4.1 million was incurred in the second quarter of 2006 for their consulting services provided to our Engine & Power Train business. However, professional fees for the business as a whole were $10.9 million in the second quarter of 2007 (as compared to $7.7 million in the same period of 2006), which included $6.2 million in fees associated with the amendments to our First and Second Lien credit agreements, the legal proceedings relating to governance issues, and our efforts to market portions of the business.

     There were $0.9 million in impairments, restructuring charges or other items in the three months ended June 30, 2007, compared to $2.7 million in the three months ended June 30, 2006. As a result of the previously announced closure of our Engine & Power Train facility in New Holstein, Wisconsin and the associated curtailment of pension and retiree benefits of its employees, we recognized a net gain of $6.9 million ($0.37 per share) in the second quarter of 2007. We also recorded $5.7 million ($0.31 per share) in obsolescence charges associated with the completion of our lawn and garden selling season and the cessation of business sourced from Brazil at the Engine & Power Train group, and $2.0 million ($0.11 per share) in charges related to a reduction in force executed during the period across several of our business units. During the second quarter of 2006, we incurred asset impairment and other charges of $2.6 million ($0.14 per share) related to the Engine & Power Train business for the consolidation of transmission production into a single U.S. facility.

     Interest expense amounted to $10.3 million in the second quarter of 2007 compared to 7.0 million in the second quarter of 2006. The increase was primarily related to the amortization of debt costs ($2.1 million).

     The consolidated condensed statement of operations reflects a $2.2 million income tax benefit for the second quarter 2007 and a $6.9 million income tax benefit for the second quarter 2006. Although we reported a 0% U.S. federal tax provision in total, we allocate taxes across all categories of income or loss, including continuing operations, discontinued operations, and Other Comprehensive Income (OCI). In the three months ended June 30, 2007, we recorded net losses from continuing and discontinued operations, but income in OCI. In the three months ended June 30, 2006, we reported losses from continuing operations, but income in discontinued operations and OCI.

     At June 30, 2007 and 2006, full valuation allowances were recorded for net operating loss carryovers for those tax jurisdictions in which we are in a cumulative three year loss position. As of June 30, 2007, the valuation allowance related to the Europe subsidiary of our Compressor business segment was released, since this business now has cumulative three year income and management believes that realization of the deferred tax asset is more likely than not. The net impact of this change decreased income tax by $0.4 million in the second quarter.

     Consolidated net sales from continuing operations in the first six months of 2007 increased to $707.9 million from $686.4 million in 2006. Excluding the increase in sales due to the effects of currency fluctuation of $33.0 million, 2007 first half sales decreased by $11.5 million or 1.7%. Sales increases attributable to the Compressor segment were more than offset by a significant decline in sales in the Engine & Power Train segment.

     Consolidated net loss from continuing operations for the first six months of 2007 was $26.0 million ($1.41 per share) compared to a net loss of $30.6 million ($1.66 per share) in the first half of 2006. The change in pretax operating loss, excluding impairments, restructuring charges, and other items, reflected a $19.4 million improvement. Increases in selling price, net of volume impacts, improved results by $32.8 million when compared to the same period of 2006. Improvements in productivity and purchasing costs also contributed $26.5 million to 2007 year to date results. However, the higher cost of copper and other commodities created an unfavorable variance of $17.6 million in the second quarter of 2007, and unfavorable trends in foreign currency exchange resulted in a $21.6 million decline when compared to the prior year.

     Selling, general and administrative expenses were $70.4 million in the six months ended June 30, 2007, as compared to $71.2 million in the six months ended June 30, 2006. As a percentage of net sales, selling, general and administrative expenses were 9.9% and 10.4% in the first six months of 2007 and 2006, respectively. Reductions in SG & A were attributable to overhead cost improvements that resulted from our restructuring efforts over the past year, particularly at the Engine & Power Train group, although these advances were somewhat offset by costs associated with professional fees. Fees paid to AlixPartners were reduced over the prior year; $5.3 million was expensed in the first six months of 2007 for AlixPartners services, including the services of James Bonsall and other supporting personnel, while $13.1 million was incurred in the same period of 2006 for their consulting services provided to our Engine & Power Train business. However, professional fees for the business as a whole were $22.1 million in the first six months of 2007, (as compared to $18.9 million in the first six months of 2006), which included $15.5 million in fees associated with the amendments to our First and Second Lien credit agreements, the legal proceedings relating to governance issues, and our efforts to market portions of the business.

     Impairments, restructuring charges and other items were a credit of $0.5 million ($0.03 per share) in the six months ended June 30, 2007, compared to expense of $3.2 million ($0.17 per share) in the three months ended June 30, 2006. As a percentage of net sales, impairments, restructuring charges and other items were (0.1%) and 0.5% respectively in 2007 and 2006. As a result of the previously announced closure of our Engine & Power Train facility in New Holstein, Wisconsin and the associated curtailment of pension and retiree benefits of its employees, we recognized a net gain of $6.9 million ($0.37 per share) in the second quarter of 2007. We also recorded $5.7 million ($0.31 per share) in obsolescence charges associated with the completion of our lawn and garden selling season and the cessation of business sourced from Brazil at the Engine & Power Train group, and $2.0 million ($0.11 per share) in charges related to reductions in force executed during the period across several of our business units.

     During the second quarter 2006, we incurred asset impairment and restructuring charges of $2.6 million ($0.14 per share) related to the Engine & Power Train business for the consolidation of transmission production into a single U.S. facility. First quarter 2006 charges amounted to $0.6 million ($0.03 per share) and were the result of the continuation of previously announced programs.

     Included in Selling, General and Administrative expenses are corporate expenses of $20.0 million for the first six months of 2007. These expenses have increased from $8.2 million in the prior year, primarily as a result of increases in professional fees as discussed above.

     Interest expense amounted to $18.9 million in the first six months of 2007 compared to $11.1 million in the first six months of 2005. The increase was primarily related to the amortization of debt costs ($3.4 million), and the higher average interest rates associated with our current borrowing arrangements as compared to the same period in 2006.

     The results of the Electrical Components business segment for the three and six months ended June 30, 2007 and 2006 are included in income (loss) from discontinued operations. Our board of directors has approved a plan to sell our Electrical Components business segment. On July 3, 2007, we signed an agreement with Regal Beloit Corporation to sell the Residential & Commercial and Asia Pacific divisions of this business segment to Regal Beloit for $220 million in cash, subject to normal adjustments for working capital changes and a hold back of certain proceeds in escrow for up to eighteen months to cover any potential claims that may arise from any breach of representations and warranties as well as the resolution of certain contingencies. We continue to pursue the sale of the remaining businesses within the Electrical Components segment, including the Automotive & Specialty divisions.

     During the second quarter of 2006, we completed the sale of 100% of our ownership in Little Giant Pump Company. The operating results of Little Giant Pump Company for 2006 are also classified under discontinued operations. Under accounting rules, we have also allocated the portion of our interest expense associated with this operation to the discontinued operations line item. As required by our lending agreements, the proceeds were utilized to repay a portion of our debt.

     Compressor Business

     Second quarter 2007 sales in the Compressor segment increased to $297.0 million from $273.3 million in the prior year. $19.6 million of the $23.7 million increase in sales was due to the effects of foreign currency translation. Sales increases in this segment were led by the refrigeration and freezer product lines (up $16.3 million), an increase of 17.3%. The majority of this increase is attributable to pricing advances and foreign currency translation; however, growth in new markets in India also contributed to the increase. Sales were also higher for the commercial compressor product lines (up $8.4 million). This sales increase was attributable to pricing advances rather than unit volumes.

     Compressor business operating results for the second quarter of 2007 were income of $10.8 million compared to an operating loss of $3.8 million in the second quarter of 2006. The higher operating income of $14.6 million was attributable to the net favorable impact of volume and pricing changes ($18.7 million) and productivity and other improvements ($7.0 million). These year-on-year improvements were partially offset by unfavorable foreign currency exchange rates ($5.5 million). For the second quarter, the Brazilian Real was on average 9.0% stronger against the U.S. Dollar in 2007 versus 2006. The price of copper and other commodities also contributed unfavorably to results in the second quarter of 2007. Including the effects of hedging activities, the Company estimates that the continued escalation in commodity pricing decreased operating income by approximately $6.6 million compared to the second quarter of 2006.

     Compressor business sales in the first six months of 2007 increased to $586.3 million from $524.8 million in the first six months of 2006. Excluding the increase in sales due to the effects of foreign currency translation of $31.5 million, sales increased by 5.7% in the first six months of 2007. Sales increases in this segment were led by the refrigeration and freezer product lines (up $36.8 million), an increase of 20.3%. As was the case in the second quarter of 2007, the majority of this increase is attributable to pricing advances and foreign currency translation, although growth in new markets in India also contributed to the increase. While sales were also higher for the commercial compressor product lines (up $20.3 million or 8.3%), this sales increase was attributable to pricing advances rather than unit volumes.

     Operating income for the six months ended June 30, 2007 amounted to $21.3 million compared to $2.8 million for the first six months of 2006. The higher operating income was attributable to price advances, net of volume impacts ($41.9 million) and productivity, purchasing, and other improvements ($16.0 million). These improvements were offset by unfavorable currency exchange impacts ($21.8 million) and higher commodity costs ($17.5 million). Through the first six months of 2007, the Brazilian Real was on average 7.1% stronger against the U.S. Dollar compared to the same period in 2006, and the average price of copper increased by 10.8% over the same period.

     Engine & Power Train Business

     Engine & Power Train business sales were $49.1 million in the second quarter of 2007 compared to $71.5 million for the same period a year ago. Declines were led by engines for walk behind mowers (down $7.2 million), a decline of 26.9%. Sales of engines for snowthrowers declined by $7.1 or 44.0% when compared to the second quarter of 2006. This decline is due to the carryover of excess inventories from the prior season by our customers, as well as conservative buying patterns by those same customers as we enter the current selling season. Engines for generators were also down by $3.1 million, declining by 66.0%, due to the lack of significant hurricane or other storm activity in recent months. Engines for riding mowers were down by $1.6 million or 30.9%. Reductions in both walk behind and riding mower engines were a result of the disruption in supply from Brazil, as customers sought alternative supply sources. The remaining decreases in the Engine & Power Train Group were spread across multiple product lines.

     Engine & Power Train business operating loss for the second quarter of 2007 was $8.5 million compared to a loss of $11.2 million during the same period a year ago. Productivity and purchasing improvements accounted for $12.7 million of the favorable results. In addition, while $4.1 million in fees were paid to AlixPartners in the second quarter of 2006, no such expense was recorded in the same period of 2007. These improvements to second quarter 2007 results were offset by the impact of volume declines of $13.0 million.

     First half 2007 sales amounted to $112.1 million compared to $152.4 million in the first half of 2006. The decline in sales for the first half of the year was primarily due to the lower sales of $12.3 million or 19.8% in engines for walk behind mowers. Sales of engines for snowthrowers declined by $7.4 million or 43.8% when compared to the first six months of 2006. Engines for generators were also down by $7.8 million, a decline of 67.3%. Engines for riding mowers were also down by $4.1 million or 24.1%. Reductions in sales volumes in all categories were attributable to the same factors that drove the decreases in the second quarter. The remaining decreases in the Engine & Power Train Group were spread across multiple product lines.

     For the first half of 2007, the business incurred an operating loss of $16.5 million compared to an operating loss of $29.7 million in 2006. Productivity and purchasing improvements of $15.0 million contributed to the favorable result; in addition, fees paid to AlixPartners were reduced by $11.8 million year-on-year. These improvements were offset by the effect of volume declines, net of pricing impacts, of $9.2 million. In addition, a gain of $3.5 million was recorded in the first half of 2006 on the sales of our facility in Douglas, Georgia, whereas no similar gain was realized in 2007.

     Impairments and Other Restructuring Items

     We recorded $0.9 million in impairments, restructuring charges, or other items in the three months ended June 30, 2007, and a net credit of $0.5 million in the six months ended June 30, 2007. As a result of the previously announced closure of our Engine & Power Train facility in New Holstein, Wisconsin and the associated curtailment of pension and retiree benefits of its employees, we recognized a net gain of $6.9 million in the second quarter of 2007. We also recorded $5.7 million ($0.31 per share) in obsolescence charges associated with the completion of our lawn and garden selling season and the cessation of business sourced from Brazil at the Engine & Power Train group, and $2.0 million ($0.11 per share) in charges related to a reduction in force executed during the period across several of our business units.

     We also recorded impairment charges as part of our loss from discontinued operations in the three and six months ended June 30, 2007. These impairments included $39.3 million of the goodwill balance associated with the Electrical Components business, as well as $25.8 million in long-lived assets and $3.4 million in intangible assets associated with the Automotive & Specialty division of the Electrical Components business.

     We recognized asset impairment charges of $2.7 million and $3.2 million for the three and six months ended June 30, 2006, respectively. During the second quarter 2006, we incurred asset impairment and other charges of $2.6 million ($0.14 per share) related to the Engine & Power Train business for the consolidation of transmission production into a single U.S. facility. The remainder of the impairment charges through the first six months of 2006 related to the completion of programs initiated in 2005.

     Legal Proceedings

     On March 28, 2007, our Brazilian engine subsidiary, TMT Motoco, was granted permission by the Brazilian court to pursue a judicial restructuring, which is similar to U.S. Chapter 11 bankruptcy protection. TMT Motoco filed its restructuring plan with the court on May 28, and the court is currently evaluating this plan. The facility suspended operations on the date it filed for the judicial restructuring, and it has not been determined whether or when it will re-open in the future.

     TMT Motoco at June 30, 2007 was removed from our consolidated balance sheets at March 28, 2007, and TMT Motoco is now being accounted for under the equity method. The following is a summary of the assets, liabilities and equity of TMT Motoco at June 30, 2007:

                                             June 30,
(Dollars in millions)                          2007
                                             --------
Accounts receivable, net                      $  0.2
Inventories                                     25.6
Other current assets                             8.6
Property, plant and equipment, net              67.7
                                              ------
Total Assets                                  $102.1
                                              ======
Accounts payable, trade                         $9.7
Other current liabilities                       94.3
                                              ------
Total Liabilities                              104.0
Shareholders' Deficit                           (1.9)
                                              ------
Total Liabilities and Shareholders' Equity    $102.1
                                              ======

Adequacy of Liquidity Sources

Historically, cash flows from operations and borrowing capacity under previous credit facilities were sufficient to meet our long-term debt maturities, projected capital expenditures and anticipated working capital requirements. However, in 2006 and through the second quarter of 2007 cash flows from operations were negative and we have had to rely on existing cash balances, proceeds from credit facilities and asset sales to fund our needs.

Throughout the second quarter, our main domestic credit facilities were provided under a $250 million First Lien Credit Agreement and a $100 million Second Lien Credit Agreement. Both agreements provide for security interests in substantially all of the Company's assets and specific financial covenants related to EBITDA (as defined under the agreements and hereafter referred to as our "Adjusted EBITDA"), capital expenditures, fixed charge coverage, and limits on additional foreign borrowings. The Adjusted EBITDA covenant applies through December 31, 2007, and a four-quarter fixed charge coverage ratio covenant applies beginning on December 31, 2007. During the second quarter, the weighted average annual interest rate on our borrowings under these agreements was 9.3%.

Under the terms of the First Lien Credit Agreement, as of June 30, 2007 we had the capacity for additional borrowings under the borrowing base formula of $30.7 million in the U.S. and $24.9 million in foreign jurisdictions. Both the First Lien Credit Agreement and the Second Lien Credit Agreement have terms expiring in November, 2009.

On July 3, 2007, we signed an agreement with Regal Beloit Corporation to sell the Residential & Commercial and Asia Pacific divisions of the Electrical Components business segment to Regal Beloit for $220 million in cash, subject to adjustments for working capital changes and a hold back of certain proceeds in escrow for up to eighteen months to cover any potential claims that may arise from any breach of representations and warranties as well as the resolution of certain contingencies. Net proceeds of this sale transaction at closing are estimated to be approximately $195 million. The proceeds will be utilized to repay our Second Lien lender in full, including principal, prepayment penalties and fees, and both cash and PIK interest. The remainder of the proceeds, or approximately $90 million, will be utilized to reduce the outstanding balance on our First Lien debt.

In March of 2007, our Brazilian engine subsidiary, TMT Motoco, was granted permission by the Brazilian courts to pursue a judicial restructuring, similar to a U.S. filing for Chapter 11 bankruptcy protection. The TMT Motoco filing in Brazil constituted an event of default with our domestic lenders. On April 9, 2007 we obtained amendments to our First and Second Lien Credit Agreements that cured the cross-defaults triggered by the filing in Brazil.

As part of the April 9, 2007 amendments to our First and Second Lien Credit Agreements, the minimum cumulative Adjusted EBITDA levels (measured from October 1, 2006) for the 2007 quarterly periods (in millions) were set at:

Quarterly Period Ending   First Lien Agreement   Second Lien Agreement
-----------------------   --------------------   ---------------------
March 31, 2007                    ($8.0)                 ($10.0)
June 30, 2007                    $ 17.0                 $  15.0
September 30, 2007               $ 42.0                 $  40.0
December 31, 2007                $ 62.0                 $  60.0

As defined by the credit agreements, as of June 30, 2007 our cumulative Adjusted EBITDA was $23.6 million or $6.6 million in excess of the covenant levels.

Upon the closing of the sale transaction of the Residential & Commercial and Asia Pacific portions of our Electrical Components business, we expect our minimum cumulative Adjusted EBITDA levels to be modified to reflect the removal of a pro-rata share of a percentage of the 2007 forecasted financial results of those business units, as follows (in millions):

Quarterly Period Ending   First Lien Agreement
-----------------------   --------------------
September 30, 2007                $41.1
December 31, 2007                 $57.3

These levels of Adjusted EBITDA are subject to further adjustment if certain business units or product lines are sold during the period. In addition, other terms of the amendments included limitations on the amounts of capital expenditures and professional fees during the term of the agreements.

If a permanent Chief Executive Officer was not hired by May 1, 2007, the amendment to our Second Lien credit agreement provided for a 2.5% per annum step-up in cash interest rate from that day forward until such time as a permanent CEO was hired. However, the agreement also provided that the additional interest would not be assessed beginning May 1 if the CEO candidate had not assumed his or her duties due either to a personal emergency or inability to reach agreement on terms of employment, or if the Company continued to apply its best efforts to engage the new CEO. On August 1, 2007, we announced that we had appointed a permanent Chief Executive Officer. Since the conditions of the credit agreement were met through the date of the CEO's appointment, the additional interest was not assessed.

We paid $625,000 in fees, plus expenses, to the First Lien lender on April 9, 2007 upon execution of the April 9 amendment. In addition to fees paid of $750,000, plus expenses, to the Second Lien lender, on April 9 we also granted the Second Lien lender a warrant to purchase 1,390,944 shares of Class A Common Stock, which is equivalent to 7% of our fully diluted common stock. This warrant, valued at $7.3 million or $5.29 per share, expires five years from the date of the execution of this amendment to the Second Lien credit agreement. These costs are being accounted for as additional interest expense over the remaining terms of the credit agreements, subject to acceleration upon full repayment of the debt, which we expect to occur in the third quarter of 2007.

Interest on the Second Lien Agreement is equal to LIBOR plus 6.75% plus paid in kind ("PIK") interest of 1.5%. PIK interest accrues monthly on the outstanding debt balance and is paid when the associated principal is repaid.

The Second Lien Credit Agreement provides for additional PIK interest at the rate of 5.0% if outstanding debt balances are not reduced by certain specified dates. This additional PIK interest would apply to the difference between a target amount of aggregate reduction in debt and the actual amount of first and second lien debt reduction according to the following milestones:


Milestone Date       Aggregate Reduction
--------------       -------------------
June 30, 2007           $20.0 million
September 30, 2007      $40.0 million
December 31, 2007       $60.0 million

As of June 30, 2007, there had been no reduction in the balance of the Second Lien Credit Agreement. Therefore, the additional PIK interest will apply effective beginning July 1, 2007 until such time as those debt balances are reduced by $20 million. We expect this reduction to occur upon the closing of the sale transaction of the Residential & Commercial and Asia Pacific portions of our Electrical Components business to Regal Beloit Corporation as referenced above.

The Second Lien Credit Agreement also provides for an additional 2.5% in PIK interest if certain assets are not sold by December 31, 2007. Sources of funds to make the principal reductions could include, but are not limited to, cash from operations, reductions in working capital, or asset sales.

After giving effect to the refinancing, waivers and amendments discussed above, we are currently in compliance with the covenants of our domestic debt agreements. Achieving the level of future financial performance required by our lending arrangements will depend on a variety of factors, including customer price increases to cover increases in commodity costs, further employee headcount reductions, consolidation of productive capacity and rationalization of various product platforms. While we are currently moving forward with these actions, there can be no assurance that any of these initiatives will be sufficient.

With the completion of the sale of the Residential and Commercial division of our Electrical Components business to Regal Beloit Corporation, we will achieve substantial debt reduction in the United States. To complete the transaction, we will need to obtain additional modifications to the terms of our credit agreements to close the sale transaction. We will be seeking additional modifications to our debt arrangements with our First Lien lender to provide for more favorable terms in light of the substantial debt reduction. Accordingly, we would expect to remain in compliance with the terms of our debt agreements. However, in the event that we fail to close the sale transaction and we fail to improve performance through the measures noted above, our ability to raise additional funds through debt financing or further modifications to our lending arrangements will be limited.

Outlook

Information in this "Outlook" section should be read in conjunction with the cautionary language and discussion of risks included below.

The outlook for the balance of 2007 is subject to the same variables that have negatively impacted us throughout 2006 and the first half of 2007. Commodity costs, key currency rates, weather and the overall growth rates of the respective economies around the world are all important to future performance. Overall, we do not expect these factors to become any more favorable in the foreseeable future. Certain key commodities, including copper and aluminum, continue to trade at elevated levels compared to recent history. From January 1, 2006 through July 31, 2007, the price of aluminum increased approximately 12%, and the price of copper increased 69% in the same time frame. In the first six months of 2007 alone, copper prices escalated by 21%. While copper forward purchase contracts obtained prior to the cost increase have allowed us to maintain costs consistent with, or slightly better than, our 2007 business plan, future costs are expected to continue to rise. We currently hold approximately 70% of our total projected copper requirements for the remainder of 2007 in the form of forward purchase contracts, which will provide us with substantial (though not total) protection from further price increases during the year but also will detract from our ability to benefit from any price decreases. The continued escalation of copper prices through 2007 and into 2008 and beyond could have a long-term unfavorable impact on our results of operations, if adequate pricing increases cannot be obtained from our customers.

The Brazilian Real continues to strengthen against the dollar, and strengthened 12.2% from January 1, 2007 to July 31, 2007. From April 1 through June 30, 2007, the Real strengthened by 6.4%. Recently, we have also been unfavorably affected by the strengthening of the Indian Rupee, which strengthened by 6.0% in the second quarter of 2007. Net of currency hedging activities, this continued strengthening of the Real and the recent strengthening of the Rupee affected our operating results unfavorably by approximately $9.5 million when compared to our 2007 plan.

Lack of storm activity has significantly reduced sales of engines used for generators and snowthrowers, and has left us and the industry with above normal inventory levels.

Nonetheless, we expect the operating results of both of our business segments to improve in the third quarter of 2007 when compared to the results of the comparable 2006 period. Pricing adjustments in the Compressor group, implemented to offset the escalating price of copper, are the most significant improvement expected in that segment when compared to the prior year. In addition, operational efficiencies and productivity improvements in the Compressor Group are expected to improve operational margins when compared to the third quarter of 2006.

Despite the expectation of continued lower levels of sales in the Engine & Power Train group because of unfavorable market conditions, results in that group are expected to improve over the third quarter of 2006 excluding restructuring charges. The improvement continues to be driven by the overall restructuring efforts implemented under the direction of AlixPartners. As part of these efforts, as previously mentioned, we will be completing the closure of our engine facility in New Holstein, Wisconsin in the third quarter of 2007. As a result of the associated curtailment of pension and retiree benefits of the New Holstein employees, future pension and retiree health care expense will decrease by $0.9 million per quarter.

The restructuring plan for our Brazilian engine subsidiary, TMT Motoco, was submitted in late May, and the plan is currently under the consideration of the Brazilian court. Deliveries for the 2007 lawn and garden season are essentially complete. Based on the Brazilian court's evaluation of our submitted restructuring plan, we may implement one of several alternatives for the future of TMT Motoco and the products that have been manufactured at that facility. The range of potential outcomes includes resuming full scale production, minimal production and/or rental of the facility, or a controlled liquidation. At this time, we expect that the most likely outcome will be a controlled liquidation.

As part of our efforts to improve profitability and reduce the consumption of capital resources, we continue to seek price increases to cover our increased input costs, and expect that further employee headcount reductions, consolidation of productive capacity and rationalization of product platforms will be necessary. As part of these efforts, we announced certain operational actions and staff reductions on April 27, 2007 at both the Compressor and Engine & Power Train business units. While no specific further actions have been approved, we believe that such actions will contribute to restoring our profitability, will help to mitigate such negative external factors as currency fluctuation and increased commodity costs, and will result in improved operating performance in all business segments in 2007. Upon the completion of the divestiture of the respective divisions of the Electrical Components business segment and other potential divestitures, we will be re-evaluating our corporate infrastructure in relation to the level of business activity that remains. This analysis could result in new restructuring programs. While no such activities have been planned at this time, these and other potential actions could result in restructuring and/or asset impairment charges in the foreseeable future and accordingly, could have a significant effect on our consolidated financial position and future results of operations.

Our weighted average interest rate for long-term debt through the first six months of 2007 was substantially higher than the same period a year ago, contributing to higher interest expense on approximately similar levels of debt. As well, the Second Lien Credit Agreement provides for additional paid in kind ("PIK") interest at the rate of 5.0% if outstanding debt balances are not reduced by certain specified dates. We began incurring this interest cost on July 1, 2007.

The Second Lien Credit Agreement also provides for an additional 2.5% in PIK interest if certain assets are not sold by December 31, 2007. Sources of funds to make the principal reductions could include, but are not limited to, cash from operations, reductions in working capital, or asset sales.

Our success in generating cash flow will depend, in part, on our ability to efficiently manage working capital. In this regard, improvements in inventory management practices, including the completion of restructuring programs which required temporary increases in inventory levels to accommodate production transfers, have resulted in positive working capital as of June 30, 2007.

As part of addressing the company's liquidity needs, we are planning substantially lower levels of capital expenditures in 2007. Capital expenditures in 2007 are projected to be approximately $28 million less than in 2006 and $80 million less than in 2005. This reduction in capital expenditures will further conserve our cash flows, allowing for additional potential to reduce our outstanding debt.

Due to the continued strengthening of the Brazilian Real, declines in sales volumes at the Engine & Power Train business segment, and continued increases in the cost of commodities such as copper, we no longer expect to achieve our original financial plan, nor can we provide assurance that the business would meet our EBITDA covenants after adjustment for the sale to Regal Beloit Corporation or other potential asset sales, due to our inability to project when such sales may close. In order to close the sale transaction with Regal Beloit, we will be entering into amendments to modify the credit agreements with our First and Second Lien lenders to permit actions necessary to prepare the sold asset for sale, in accordance with the terms of the purchase agreement. As part of this process, we will also seek additional amendments that will re-define our EBITDA covenants, to align those requirements with businesses that can reasonably be expected to remain part of our continuing operations.

We are also evaluating further potential sales of product lines, divisions, and various idle assets of the Company, including real estate, equipment, and Company aircraft. The proceeds from any such sales would be used to reduce our indebtedness. With respect to idle assets, we expect to realize proceeds of approximately $12 million prior to the end of the year.

In addition, we are in the process of finalizing the audit of our 2003 tax year, the resolution of which is expected to result in the refund of federal income taxes previously paid of approximately $13 million. Receipt of such proceeds is dependent upon final resolution of these audits, estimated to occur within the next four to seven months.

Finally, we are in the process of executing a conversion of our Salaried Retirement Plan to a new Plan. The existing Plan is substantially over-funded. We expect that this conversion will make net cash available in late 2007 or 2008 to the Company of approximately $55 million, while still fully securing the benefits under the old Plan and funding the new Plan, without additional annual contributions, for six to eight future years.

     RESULTS BY BUSINESS SEGMENTS (UNAUDITED)

                                                               Three               Six
                                                            Months Ended       Months Ended
                                                              June 30,           June 30,
                                                         -----------------   ----------------
(Dollars in millions)                                      2007      2006      2007     2006
                                                         -------   -------   -------  -------
NET SALES:
   Compressor Products                                   $ 297.0   $ 273.3   $ 586.3  $ 524.8
   Engine & Power Train Products                            49.1      71.5     112.1    152.4
   Other (a)                                                 4.6       4.6       9.5      9.2
                                                         -------   -------   -------  -------
      Total net sales                                    $ 350.7   $ 349.4   $ 707.9  $ 686.4
                                                         =======   =======   =======  =======
OPERATING INCOME (LOSS):
   Compressor Products                                   $  10.8     ($3.8)  $  21.3  $   2.8
   Engine & Power Train Products                            (8.5)    (11.2)    (16.5)   (29.7)
   Other (a)                                                 0.4       0.4       0.7      0.7
   Corporate expenses                                      (10.0)     (4.0)    (20.0)    (8.0)
   Impairments, restructuring charges, and other items      (0.9)     (2.7)      0.5     (3.2)
                                                         -------   -------   -------  -------
Total operating loss from continuing operations             (8.2)    (21.3)    (14.0)   (37.4)
Interest expense                                           (10.3)     (7.0)    (18.9)   (11.3)
Interest income and other, net                               1.8       3.1       3.7      8.3
                                                         -------   -------   -------  -------
LOSS FROM CONTINUING OPERATIONS BEFORE TAXES              ($16.7)   ($25.2)   ($29.2)  ($40.2)
                                                         =======   =======   =======  =======

(a)  "Other" consists of non-reportable business segments.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

                                                   JUNE 30,   December 31,
(Dollars in millions)                                2007         2006
                                                   --------   ------------
CURRENT ASSETS:
   Cash and cash equivalents                       $   48.7     $   81.9
   Accounts receivable, net                           172.3        219.5
   Inventories                                        213.6        353.4
   Assets held for sale                               148.6           --
   Other current assets                               101.8         78.6
                                                   --------     --------
      TOTAL CURRENT ASSETS                            685.0        733.4
Property, plant and equipment - net                   405.8        552.4
Goodwill and other intangibles                         19.1        180.0
Assets held for sale                                  180.1           --
Other assets                                          346.9        316.9
                                                   --------     --------
      TOTAL ASSETS                                 $1,636.9     $1,782.7
                                                   ========     ========
CURRENT LIABILITIES:
   Accounts payable, trade                         $  188.9     $  216.0
   Short-term borrowings                               70.3        163.2
   Liabilities held for sale                           63.8           --
   Accrued liabilities                                113.2        130.1
                                                   --------     --------
      TOTAL CURRENT LIABILITIES                       436.2        509.3
Long-term debt                                        220.3        217.3
Deferred income taxes                                  29.7         28.6
Pension and postretirement benefits                   169.6        180.9
Product warranty and self-insured risks                15.3         13.6
Liabilities held for sale                               2.7           --
Other non-current liabilities                          32.8         34.6
                                                   --------     --------
      TOTAL LIABILITIES                               906.6        984.3
STOCKHOLDERS' EQUITY                                  730.3        798.4
                                                   --------     --------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $1,636.9     $1,782.7
                                                   ========     ========





                                17

CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY
(UNAUDITED)

                                         Three               Six
                                      Months Ended       Months Ended
                                        June 30,           June 30,
                                    ---------------   ----------------
(Dollars in millions)                2007     2006      2007     2006
                                    ------   ------   -------   ------
Total Stockholders' Equity
   Beginning balance                $789.8   $820.2   $ 798.4   $814.4
IMPACT OF THE ADOPTION OF FIN 48        --       --      (0.4)      --
COMPREHENSIVE INCOME (LOSS):
   NET INCOME (LOSS)                 (88.2)    33.9    (105.0)    21.3
   OTHER COMPREHENSIVE INCOME         21.4      4.0      30.0     22.4
                                    ------   ------   -------   ------
TOTAL COMPREHENSIVE INCOME (LOSS)    (66.8)    37.9     (75.0)    43.7
WARRANTS ISSUED                        7.3       --       7.3       --
                                    ------   ------   -------   ------
Total stockholders' equity
   Ending balance                   $730.3   $858.1   $ 730.3   $858.1
                                    ======   ======   =======   ======

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                               SIX
                                                           MONTHS ENDED
                                                             JUNE 30,
                                                        -----------------
(DOLLARS IN MILLIONS)                                     2007      2006
                                                        -------   -------
Cash flows from operating activities:
      CASH USED BY OPERATING ACTIVITIES                  ($24.0)   ($93.8)
                                                        -------   -------
Cash flows from investing activities:
   PROCEEDS FROM SALE OF ASSETS                             2.0     130.9
   CAPITAL EXPENDITURES                                    (5.4)    (32.8)
   BUSINESS ACQUISITION                                      --      (2.0)
                                                        -------   -------
      CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES      (3.4)     96.1
                                                        -------   -------
Cash flows from financing activities:
   DEBT AMENDMENT COSTS                                    (2.5)       --
   REPAYMENT OF SENIOR GUARANTEED NOTES                      --    (250.0)
   REPAYMENT OF INDUSTRIAL DEVELOPMENT REVENUE BONDS         --     (10.5)
   PROCEEDS FROM FIRST LIEN CREDIT AGREEMENT                 --     133.1
   REPAYMENTS OF FIRST LIEN CREDIT AGREEMENT                 --        --
   PROCEEDS FROM SECOND LIEN CREDIT AGREEMENT               1.9     100.0
   REPAYMENTS FROM SECOND LIEN CREDIT AGREEMENT              --     (45.1)
   OTHER PROCEEDS (REPAYMENTS), NET                        (0.9)     57.2
                                                        -------   -------
      CASH USED IN FINANCING ACTIVITIES                    (1.5)    (15.3)
                                                        -------   -------
Effect of exchange rate changes on cash                    (4.3)      0.9
                                                        -------   -------
Decrease in cash and cash equivalents                     (33.2)    (12.1)
Cash and cash equivalents:
   BEGINNING OF PERIOD                                     81.9     116.6
                                                        -------   -------
   END OF PERIOD                                        $  48.7   $ 104.5
                                                        =======   =======

Cautionary Statement Relating to Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of the Company. Forward-looking statements can be identified by the use of terms such as "expects", "should", "may", "believes", "anticipates", "will", and other future tense and forward-looking terminology.

Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) changes in business conditions and the economy in general in both foreign and domestic markets; ii) the effect of terrorist activity and armed conflict; iii) weather conditions affecting demand for air conditioners, lawn and garden products, portable power generators and snow throwers; iv) the success of our ongoing effort to bring costs in line with projected production levels and product mix; v) financial market changes, including fluctuations in interest rates and foreign currency exchange rates; vi) economic trend factors such as housing starts; vii) emerging governmental regulations; viii) availability and cost of materials, particularly commodities, including steel, copper and aluminum, whose cost can be subject to significant variation; ix) actions of competitors; x) the ultimate cost of resolving environmental and legal matters; xi) our ability to profitably develop, manufacture and sell both new and existing products; xii) the extent of any business disruption that may result from the restructuring and realignment of our manufacturing operations or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; xiii) the extent of any business disruption caused by work stoppages initiated by organized labor unions; xiv) our ability to maintain adequate liquidity in total and within each foreign operation; xv) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; xvi) potential political and economic adversities that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries; xvii) our ability to reduce a substantial amount of costs in the Engine & Power Train group associated with excess capacity, and xviii) the ongoing financial health of major customers. These forward-looking statements are made only as of the date of this report, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Tecumseh Products Company will host a conference call to report on the second quarter 2007 results on Thursday, August 9, 2007 at 11:00 a.m. ET. The call will be broadcast live over the Internet and then available for replay through the Investor Relations section of Tecumseh Products Company's website at www.tecumseh.com.

Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Internet web site at http://www.tecumseh.com.

Contact: Teresa Hess
         Director, Investor Relations
         Tecumseh Products Company
         517-423-8455